Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2019 RESULTS

PROVO, Utah — Aug. 6, 2019 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter 2019 results.

Executive Summary
Q2 2019 vs. Prior-Year Quarter

Revenue:	$623.5 million; (11%) • (4%) fx impact or ($31 M)
Earnings Per Share (EPS):	$ 0.83; (8%)
Sales Leaders:	61,563; (14%)
Customers:	1,160,420; +1%

“As previously announced, our second-quarter results were negatively impacted by limited sales meetings, media scrutiny and consumer sentiment in Mainland China in connection with the recently completed 100-day review of the nutrition and direct sales industries,” said Ritch Wood, chief executive officer. “Outside of Mainland China, most of our other markets performed in-line with expectations. Our customer numbers remained steady as we continued our customer-focused initiatives globally, while sales leaders declined 14 percent, primarily due to Mainland China.”

Q2 2019 Year-Over-Year Operating Results

Revenue:	$623.5 million compared to $704.2 million • (4%) fx impact or ($31 M)
Gross Margin:	75.3% compared to 76.1% • Higher percentage of manufacturing revenue • Nu Skin business was 77.8% compared to 77.9% • Impacted by fx, offset by cost savings
Selling Expenses:	39.4% of revenue compared to 38.7% • Nu Skin business was 41.5%
G&A Expenses:	24.0% of revenue compared to 25.6%
Operating Margin:	11.9% compared to 11.8%
Other Income / (Expense):	($3.3) million compared to ($11.2) million
Income Tax Rate:	34.6% compared to 28.8%
EPS:	$0.83 compared to $0.90

Stockholder Value

Dividend Payments:	$20.6 million
Stock Repurchases:	Nil

Q3 and Full-Year 2019 Outlook

Q3 2019 Revenue:	$595 to $615 million; (9%) to (12%) • Approximately (2%) fx impact
Q3 2019 EPS:	$ 0.74 to $0.81
2019 Revenue:	$2.48 billion to $2.52 billion; (6%) to (8%) • Approximately (3%) to (4%) fx impact
2019 EPS	$ 3.20 to $3.35

“We remain committed to our long-term growth strategy focused on attracting and retaining customers, and are confident that, despite recent external factors, we are moving in the right direction,” said Wood.  “We are encouraged by the resumption of some sales leader meetings in key areas of Mainland China. We remain optimistic about our opportunities with several key initiatives slated for the back half of the year around our Nu Skin LIVE global sales conference. Additionally, we will roll-out our new and improved Galvanic Spa beginning in September, which we believe will help drive global revenue. Finally, we are encouraged with the steady sales growth of our manufacturing platform, which we intend to continue to leverage moving forward.”

Mark Lawrence, chief financial officer, added, “Consistent with the guidance provided on July 16, we anticipate annual revenue in the $2.48 to $2.52 billion range, with an approximate 3 to 4 percent unfavorable foreign currency impact, and earnings per share of $3.20 to $3.35. For the third quarter, we project revenue of $595 to $615 million, with an approximate 2 percent negative foreign currency impact, and earnings per share of $0.74 to $0.81.”

Conference Call
The Nu Skin management team will host a conference call with the investment community today at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company’s website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Aug. 20, 2019.

About Nu Skin Enterprises, Inc.
Founded 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies, and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, product launches, strategies and initiatives; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “continue,” “anticipate,” “optimistic,” “project,” “estimate,” “intend,” “plan,” “continue,” “likely,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•
risk that direct selling laws and regulations in any of the company’s markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to the company’s business model or negatively impacts its revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	uncertainty regarding the continued impact of the 100 day review and negative media and consumer sentiment in Mainland China on our business operations and results;
•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the businesses the company has acquired;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit its ability to import or continue selling a product in a market if the product is determined to be a medical device or if the company is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally, including trade policies and tariffs;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and

•	continued competitive pressures in the company’s markets.

The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue change is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company’s performance. It is calculated by translating the current period’s revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period’s revenue. The company believes that constant-currency revenue change is useful to investors, lenders and analysts because such information enables them to gauge the impact of foreign-currency fluctuations on the company’s revenue from period to period.

The following table sets forth revenue for the three-month periods ended June 30, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

	Three Months Ended June 30,			Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$185,333	$245,256	(24%)	(19%)
Americas/Pacific	92,841	103,990	(11%)	(6%)
South Korea	84,732	91,624	(8%)	—
Southeast Asia	75,395	79,223	(5%)	(3%)
Japan	65,251	64,113	2%	2%
Hong Kong/Taiwan	43,712	52,206	(16%)	(14%)
EMEA	43,400	44,010	(1%)	5%
Other	1,249	1,030	21%	21%
Total Nu Skin	591,913	681,452	(13%)	(9%)
Manufacturing	31,557	22,738	39%	39%
Grow Tech	30	—	—	—
Total	$623,500	$704,190	(11%)	(7%)

The following table sets forth revenue for the six-month periods ended June 30, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

	Six Months Ended June 30,			Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$393,821	$442,787	(11%)	(5%)
Americas/Pacific	179,297	196,279	(9%)	(2%)
South Korea	168,585	180,554	(7%)	(1%)
Southeast Asia	147,890	150,083	(1%)	1%
Japan	127,360	127,337	—	1%
Hong Kong/Taiwan	84,270	93,198	(10%)	(7%)
EMEA	85,218	88,991	(4%)	3%
Other	(177)	1,265	(114%)	(114%)
Total Nu Skin	1,186,264	1,280,494	(7%)	(2%)
Manufacturing	60,829	39,915	52%	52%
Grow Tech	30	—	—	—
Total	$1,247,123	$1,320,409	(6%)	(1%)

The company’s Customers and Sales Leaders statistics by segment for the three-month periods ended June 30 are presented in the following table:

	As of June 30, 2019		As of June 30, 2018		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	226,877	24,336	209,456	33,378	8%	(27%)
Americas/Pacific	253,684	8,161	265,431	8,964	(4%)	(9%)
South Korea	180,365	7,239	183,978	6,875	(2%)	5%
Southeast Asia	137,450	7,417	134,601	7,597	2%	(2%)
Japan	127,900	5,931	131,593	5,972	(3%)	(1%)
Hong Kong/Taiwan	70,089	4,223	75,828	4,196	(8%)	1%
EMEA	164,055	4,256	147,048	4,355	12%	(2%)

Total	1,160,420	61,563	1,147,935	71,337	1%	(14%)

“Customers” are persons who purchased products directly from the company during the previous three months. Our Customer numbers do not include consumers who purchase products directly from members of our sales force.

“Sales Leaders” are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$623,500	$704,190	$1,247,123	$1,320,409
Cost of sales	154,028	168,549	300,692	314,830
Gross profit	469,472	535,641	946,431	1,005,579

Operating expenses:
Selling expenses	245,828	272,757	495,536	530,459
General and administrative expenses	149,442	180,120	308,040	333,366
Total operating expenses	395,270	452,877	803,576	863,825

Operating income	74,202	82,764	142,855	141,754
Other income (expense), net	(3,326)	(11,165)	(6,174)	(9,958)

Income before provision for income taxes	70,876	71,599	136,681	131,796
Provision for income taxes	24,527	20,638	47,330	45,296

Net income	$46,349	$50,961	$89,351	$86,500

Net income per share:
Basic	$0.83	$0.92	$1.61	$1.58
Diluted	$0.83	$0.90	$1.59	$1.53

Weighted-average common shares outstanding (000s):
Basic	55,536	55,608	55,486	54,807
Diluted	55,943	56,713	56,030	56,430

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$360,632	$386,911
Current investments	7,733	11,346
Accounts receivable	61,571	53,282
Inventories, net	292,696	295,821
Prepaid expenses and other	65,551	51,877
Total current assets	788,183	799,237

Property and equipment, net	442,990	464,535
Right-of-use assets	118,507	—
Goodwill	196,573	196,573
Other intangible assets, net	84,482	89,989
Other assets	160,363	144,112
Total assets	$1,791,098	$1,694,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,551	$47,617
Accrued expenses	306,497	322,583
Current portion of long-term debt	59,500	69,455
Total current liabilities	414,548	439,655

Operating lease liabilities	84,102	—
Long-term debt	348,986	361,008
Other liabilities	108,512	111,916
Total liabilities	956,148	912,579

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	556,294	552,564
Treasury stock, at cost	(1,324,834)	(1,326,605)
Accumulated other comprehensive loss	(81,276)	(79,934)
Retained earnings	1,684,675	1,635,751
Total stockholders’ equity	834,950	781,867
Total liabilities and stockholders’ equity	$1,791,098	$1,694,446

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577